Exhibit 6.6

Twin Hospitality Group Inc.

2025 Incentive Compensation Plan

Restricted Stock Unit Agreement

for

[ Recipient ]

1. Award of Restricted Stock Units. Twin Hospitality Group Inc., a Delaware corporation (the “Company”), hereby grants, as of [  ], 20[  ] (the “Grant Date”), to [ name ] (the “Recipient”), the right to receive, at the times specified in Section 2 hereof, [ # of shares ] shares of Class A Common Stock, par value $0.0001 per share, of the Company (collectively, the “RSUs”). The RSUs shall be subject to the terms, provisions and restrictions set forth in this Restricted Stock Unit Agreement (this “Agreement”) and the Twin Hospitality Group Inc. 2025 Incentive Compensation Plan, as may be amended from time to time (the “Plan”), which is incorporated by reference herein for all purposes. As a condition to entering into this Agreement, and to the granting of the RSUs, the Recipient agrees to be bound by all of the terms and conditions herein and in the Plan. Unless otherwise provided herein, terms used herein that are defined in the Plan and not defined herein shall have the meanings attributable thereto in the Plan.

2. Vesting of RSUs.

(b) General Vesting. Except as otherwise provided in Section 2(b) or Section 4 hereof, [the RSUs shall vest [ratably in three (3) equal installments on each annual anniversary of the Grant Date] (each, a “Vesting Date”); provided, that the Continuous Service of the Recipient continues on and through each such Vesting Date. Except as otherwise specifically provided herein, there shall be no proportionate or partial vesting in or during the periods prior to each Vesting Date, and vesting shall occur only on the appropriate Vesting Date.

(b) Acceleration of Vesting at Company Discretion. Notwithstanding any other term or provision of this Agreement, the Compensation Committee (the “Committee”) of the board of directors of the Company (the “Board”) shall be authorized, in its sole discretion, based upon its review and evaluation of the performance of the Recipient and of the Company, to accelerate the vesting of any RSUs under this Agreement, at such times and upon such terms and conditions as the Committee shall deem advisable. The date on which any acceleration of vesting of any RSUs occurs pursuant to this Section 2(b) shall be known as an “Accelerated Vesting Date”.

(c) Vested and Non-Vested RSUs. (i) Any portion of the RSUs subject to this Agreement that have become vested pursuant to this Section 2 shall be referred to hereinafter as “Vested RSUs”, and (ii) any portion of the RSUs subject to this Agreement that have not become vested pursuant to this Section 2 shall be referred to hereinafter as “Non-Vested RSUs”.

3. Settlement of the RSUs. The Company shall deliver to the Recipient the number of shares of Class A Common Stock corresponding to such Vested RSUs (“Shares”) as soon as practicable on or after the Vesting Date or any Accelerated Vesting Date, as applicable, but in no event later than the 15th day following the Vesting Date or any Accelerated Vesting Date, as applicable.

4. Forfeiture of RSUs. Upon the termination of the Recipient’s Continuous Service for any reason (other than the Recipient not being re-elected as a director of the Board by the stockholders of the Company at a duly called meeting of the stockholders for the election or re-election of directors), any Non-Vested RSUs that will not become Vested RSUs pursuant to Section 2 hereof as a result of such termination of Continuous Service, shall be immediately forfeited and revert back to the Company without any payment or consideration to the Recipient. The Committee shall have the power and authority to enforce on behalf of the Company any rights of the Company under this Agreement in the event of the Recipient’s forfeiture of Non-Vested RSUs pursuant to this Section 4.

5. Rights with Respect to RSUs.

(a) No Rights as Shareholder Until Delivery. Except as otherwise provided in this Section 5, the Recipient shall not have any rights, benefits or entitlements with respect to the Shares corresponding to the RSUs unless and until those Shares are delivered to the Recipient. On or after such delivery, the Recipient shall have, with respect to the Shares delivered, all of the rights of a holder of Shares granted pursuant to the certificate of incorporation, bylaws and other governing instruments of the Company, or as otherwise available at law.

(b) Adjustments to Stock. If at any time while this Agreement is in effect and before any Shares have been delivered with respect to any RSUs, there shall be any increase or decrease in the number of issued and outstanding shares of Class A Common Stock through the declaration of a stock dividend or through any recapitalization resulting in a stock split-up, combination or exchange of shares, then and in that event, the Board or the Committee shall make any adjustments it deems fair and appropriate, in view of such change, in the number of Shares underlying the RSUs then subject to this Agreement. If any such adjustment shall result in a fractional share, such fraction shall be disregarded.

(c) No Restrictions on Certain Transactions. Notwithstanding any term or provision of this Agreement to the contrary, the existence of this Agreement, or of any outstanding RSUs awarded hereunder, shall not affect in any manner the right, power or authority of the Company to make, authorize or consummate: (i) any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business; (ii) any merger, consolidation or similar transaction by or of the Company; (iii) any offer, issue or sale by the Company of any capital stock of the Company, including any equity or debt securities, or preferred or preference stock that would rank prior to or on parity with the Shares underlying the RSUs and/or that would include, have or possess other rights, benefits and/or preferences superior to those that the Shares include, have or possess, or any warrants, options or rights with respect to any of the foregoing; (iv) the dissolution or liquidation of the Company; (v) any sale, transfer or assignment of all or any part of the stock, assets or business of the Company; or (vi) any other corporate transaction, act or proceeding (whether of a similar character or otherwise).

6. Transferability. The RSUs are not transferable unless and until the Shares have been delivered to the Recipient in settlement of the RSUs in accordance with this Agreement, otherwise than by will or under the applicable laws of descent and distribution. The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Recipient. Except as otherwise permitted pursuant to the first sentence of this Section 6, any attempt to effect a Transfer of any RSUs prior to the date on which applicable Shares have been delivered to the Recipient in settlement of such RSUs shall be void ab initio. For purposes of this Agreement, “Transfer” shall mean any sale, transfer, encumbrance, gift, donation, assignment, pledge, hypothecation, or other disposition, whether similar or dissimilar to those previously enumerated, whether voluntary or involuntary, and including, but not limited to, any disposition by operation of law, by court order, by judicial process, or by foreclosure, levy or attachment.

2

7. Tax Matters.

(a) Withholding. As a condition to the Company’s obligations with respect to the RSUs (including, without limitation, any obligation to deliver any Shares) hereunder, if applicable, the Recipient shall make arrangements satisfactory to the Company to pay to the Company any federal, state or local taxes of any kind required to be withheld with respect to the delivery of Shares corresponding to such RSUs. If the Recipient shall fail to make such tax payments as are required, the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind (including the withholding of any Shares that otherwise would be delivered to the Recipient under this Agreement) otherwise due to the Recipient any federal, state or local taxes of any kind required by law to be withheld with respect to such Shares.

(b) Satisfaction of Withholding Requirements. If applicable, the Recipient may satisfy the withholding requirements with respect to the RSUs pursuant to the procedures and methods set forth in the Plan.

(c) Recipient’s Responsibilities for Tax Consequences. The tax consequences to the Recipient (including without limitation federal, state, local and foreign income tax consequences) with respect to the RSUs (including without limitation the grant, vesting, delivery, and/or forfeiture thereof) are the sole responsibility of the Recipient. The Recipient shall consult with his or her own personal accountant(s) and/or tax advisor(s) regarding these matters and the Recipient’s filing, withholding and payment (or tax liability) obligations.

8. Amendment, Modification & Assignment. This Agreement may only be modified or amended in a writing signed by the parties hereto. No promises, assurances, commitments, agreements, undertakings or representations, whether oral, written, electronic or otherwise, and whether express or implied, with respect to the subject matter hereof, have been made by either party which are not set forth expressly in this Agreement. Unless otherwise consented to in writing by the Company, in its sole discretion, this Agreement (and Recipient’s rights hereunder) may not be assigned, and the obligations of Recipient hereunder may not be delegated, in whole or in part. The rights and obligations created hereunder shall be binding on the Recipient and his heirs and legal representatives and on the successors and assigns of the Company.

9. Complete Agreement. This Agreement (together with those agreements and documents expressly referred to herein, for the purposes referred to herein) embody the complete and entire agreement and understanding between the parties with respect to the subject matter hereof, and supersede any and all prior promises, assurances, commitments, agreements, undertakings or representations, whether oral, written, electronic or otherwise, and whether express or implied, which may relate to the subject matter hereof in any way.

10. Miscellaneous.

(a) No Right to (Continued) Employment or Service. This Agreement and the grant of RSUs hereunder shall not confer, or be construed to confer, upon the Recipient any right to employment or service, or continued employment or service, with the Company or any Related Entity.

(b) No Limit on Other Compensation Arrangements. Nothing contained in this Agreement shall preclude the Company or any Related Entity from adopting or continuing in effect other or additional compensation plans, agreements or arrangements, and any such plans, agreements and arrangements may be either generally applicable or applicable only in specific cases or to specific persons.

(c) Severability. If any term or provision of this Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or under any applicable law, rule or regulation, then such provision shall be construed or deemed amended to conform to applicable law (or if such provision cannot be so construed or deemed amended without materially altering the purpose or intent of this Agreement and the grant of RSUs hereunder, such provision shall be stricken as to such jurisdiction and the remainder of this Agreement and the award hereunder shall remain in full force and effect).

3

(d) No Trust or Fund Created. Neither this Agreement nor the grant of RSUs hereunder shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between (i) the Company or any Related Entity and (ii) the Recipient or any other person. To the extent that the Recipient or any other person acquires a right to receive payments from the Company or any Related Entity pursuant to this Agreement, such right shall be no greater than the right of any unsecured general creditor of the Company.

(e) Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware (without giving effect to principles of conflict of laws, and applicable federal law).

(f) Interpretation. The Recipient accepts the award of RSUs subject to all of the terms, provisions and restrictions of this Agreement and the Plan. The undersigned Recipient hereby accepts as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under this Agreement and/or the Plan.

(g) Headings. Section, paragraph and other headings and captions are provided solely as a convenience to facilitate reference. Such headings and captions shall not be deemed in any way material or relevant to the construction, meaning or interpretation of this Agreement or any term or provision hereof.

(h) Notices. Any notice under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or when deposited in the United States mail, registered, postage prepaid, and addressed, in the case of the Company, to the Company’s Corporate Secretary at 5151 Belt Line Road, Suite 1200, Dallas, Texas 75254, or if the Company should move its principal office, to such principal office, and, in the case of the Recipient, to the Recipient’s last address as shown on the Company’s records, subject to the right of either party to designate some other address at any time hereafter in a notice satisfying the requirements of this Section 10(h).

(i) Compliance with Section 409A.

(i) General. It is the intention of both the Company and the Recipient that the benefits and rights to which the Recipient could be entitled pursuant to this Agreement either comply with or fall within an exception to Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention.

(ii) No Representations as to Section 409A Compliance. Notwithstanding the foregoing, the Company does not make any representation to the Recipient that the RSUs awarded pursuant to this Agreement are exempt from, or satisfy, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless the Recipient or any Beneficiary for any tax, additional tax, interest or penalties that the Recipient or any Beneficiary may incur in the event that any provision of this Agreement, or any amendment or modification thereof or any other action taken with respect thereto is deemed to violate any of the requirements of Section 409A.

(iii) No Acceleration of Payments. Neither the Company nor the Recipient, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

(j) Non-Waiver of Breach. The waiver by any party hereto of the other party’s prompt and complete performance, or breach or violation, of any term or provision of this Agreement shall be effected solely in a writing signed by such waiving party, and shall not operate nor be construed as a waiver of any subsequent breach or violation, and the non-action by any party hereto with respect to any right or remedy which he, she or it may possess shall not operate nor be construed as the waiver of such right or remedy by such non-acting party, or as a bar to the exercise of such right or remedy by such non-acting party, upon the occurrence of any subsequent breach or violation.

(k) Counterparts. This Agreement may be executed in two or more separate counterparts, each of which shall be an original, and all of which together shall constitute one and the same agreement.

[Signature page follows]

4

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Grant Date.

COMPANY:

Twin Hospitality Group Inc.

By:
Name:
Title:	Chief Executive Officer and President

The Recipient acknowledges receipt of a copy of the Plan and represents that he or she has reviewed the provisions of the Plan and this Agreement in their entirety, is familiar with and understands their terms and provisions, and hereby accepts this award of RSUs subject to all of the terms and provisions of the Plan and this Agreement. The Recipient further represents that he or she has had an opportunity to obtain the advice of his or her personal accountant(s), tax advisor(s), and/or counsel in connection with and prior to executing this Agreement.

Agreed and Accepted:

RECIPIENT:

By:

[ name ]